Exhibit 99.2
                                                                    ------------

       Revenue of $13.6 Million Tops Outlook Provided on March 31, 2004

              U.S. Collamer Sales Up 18% From First Quarter 2003

                  Nidau, Switzerland Audit Scheduled by FDA

      MONROVIA, Calif., April 29 /PRNewswire-FirstCall/ -- STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its first quarter of 2004, which ended April 2, 2004.

      Total product sales for the first quarter were $13,569,000 compared with $12,779,000 reported for the same quarter last year and $12,753,000 reported for the fourth quarter of 2003. Excluding the impact of changes in currency, first quarter 2004 sales were $12,637,000, compared with $12,779,000 for the first quarter of 2003. Total revenues for the first quarter of 2003 were $12,826,000 and included royalties previously generated by technology licenses that terminated as of March 31, 2003.

      Net loss for the quarter was $1,299,000, or $0.07 per share, compared with a net loss of $958,000, or $0.06 per share, for the same period one year ago and a net loss of $3,520,000 or $0.19 per share reported for the fourth quarter of 2003.

      STAAR exited the first quarter with approximately $5,461,000 in cash and cash equivalents on its balance sheet compared with $7,286,000 at the end of the fourth quarter of 2003. STAAR's debt at the end of the first quarter of 2004 was unchanged from the fourth quarter of 2003 and was approximately $3,000,000. Net cash decreased during the quarter by approximately $1,800,000, down sequentially from the approximate $2,600,000 used during the fourth quarter of 2003.

      "Continued strength in U.S. sales of Collamer IOLs and international sales of the Visian(TM) ICL ("ICL") and preloaded silicone product drove our sequential sales growth during the first quarter," said David Bailey, President and CEO of STAAR Surgical. "U.S. sales of our Collamer lenses increased more than 18% compared with last year. In addition, the ICL continued to gain traction in the international markets and grew more than 26% compared with the first quarter of 2003; a growth rate that was higher than the 20% growth achieved during the fourth quarter. Perhaps most notable during the quarter was the tremendous growth in our preloaded silicone lens systems sales, which continued to gain acceptance with cataract surgeons internationally," said Mr. Bailey.

      "U.S. IOL sales continue to be negatively impacted by the need to make our current lens injection systems more competitive," continued Mr. Bailey. "However, we were somewhat encouraged that the rate of the year-over-year sales decline was slightly lower than that of the fourth quarter. We remain focused on our strategy to improve our older insertion technology in the U.S. and continue to regard the resolution of these technology issues as one of our key goals for 2004.

      Gross profit margin was 53.9% for the quarter ended April 2, 2004 compared with 54.4% for the quarter ended April 4, 2003 and 56.6% for the fourth quarter of 2003. The primary reason for the decline in gross profit was a decrease in royalty revenue from a license agreement that expired in early 2003. Although product margins continued to improve, the improvements were offset by increases in other cost of sales, primarily costs of improving global quality, manufacturing engineering, inventory provisions, and idle three-piece Collamer production capacity.

      Operating expenses in the first quarter increased 9% to $8,290,000, compared with the same period one year ago. The increase in operating expenses is almost entirely the result of the planned and implemented increase in marketing and selling expenses, which increased 18.6% compared with last year. Marketing and selling expense was also unfavorably impacted by foreign exchange. General and administrative expenses decreased 9.5% compared with the first quarter of 2003.

      "In preparation for the U.S. launch of the ICL, we continued to invest in our sales and marketing efforts," said Mr. Bailey. "We have increased our U.S. headcount and added additional direct sales representatives to our newly established Pacific Northwest region, and are confident that we will be fully prepared to support a strong launch of the ICL in the U.S."

      The Company also announced that it had received a second Warning Letter on April 26, 2004 from the U.S. Food and Drug Administration (FDA) as a result of four instances of non-compliance discovered during an inspection by the FDA's Los Angeles District Office in December 2003. The issues raised relate to events that occurred from 1997/1999 through 2001. It is worth noting that these issues primarily involved clinical study procedures which have been addressed by the current management team, and do not impact the integrity of the clinical data upon which the FDA panel granted an approvable recommendation in October 2003 following an expedited panel review. On January 6, 2004, STAAR submitted a written response to the FDA to address their objections and advise them of the Company's planned corrective actions. In the Warning Letter, the FDA indicates that certain specified corrective actions appear "adequate." The Company does not anticipate that the letter will have an impact on the timing of its pending Pre-Market Approval application for the Visian ICL. The letter is available on the STAAR web site for investors to view and will also be posted to the FDA's website some time in the near future.

      "We remain excited about the potential approval from the FDA for the ICL lens in the U.S.," continued Mr. Bailey. "We are also confident that we are doing everything we can to overcome our regulatory challenges and move the approval process along. We remain in close contact with the FDA and believe that we are well positioned to quickly address any potential concerns or issues as they develop. As we announced last quarter, the FDA indicated that a successful audit of our Nidau, Switzerland facility would need to be completed before the Agency would grant its approval for the ICL. We have recently been informed that the dates of this inspection have been officially scheduled for June 14 through June 17, 2004. We have been working very closely with our consulting firm, Quintiles, to pre-audit and implement any necessary changes at both facilities, and we believe that we are fully prepared for the FDA inspection process. In addition, we will submit a request next week to the FDA for a re-audit of our Monrovia facility, to take place as early as mid July, which will lead us to the final stage of the approval process," said Mr. Bailey.

      Looking ahead, Mr. Bailey offered this outlook for the remainder of 2004. "Despite our belief that we will receive approval for the ICL and anticipate a full launch of the product at the American Academy of Ophthalmology (AAO) meeting in late October, we continue to believe that it is most prudent for us to provide revenue guidance without any U.S. ICL contribution. Without U.S. ICL sales, our outlook remains unchanged from our previous update. We continue to believe we can achieve low double digit revenue growth for the full year; gross margins are expected to improve from the level achieved during the first quarter and for the full year 2004 should be higher than full year 2003; and sales and marketing and research and development spending will continue to have moderate increases throughout 2004 in absolute terms. Net loss for 2004 is anticipated to be approximately 50% less than the net loss for 2003."

      Conference Call

      The Company will host a conference call and webcast today, April 29, 2004 at 4:30 p.m. EDT to discuss the Company's first quarter results and current corporate developments. The dial-in number for the conference call is 800-257-7063 for domestic participants and 303-262-2193 for international participants.

      A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 11:59 p.m. Pacific Time on Thursday, May 5, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 575774#. To access the live webcast of the call, go to STAAR Surgical's website at http://www.staar.com. An archived webcast will also be available at http://www.staar.com.

      About STAAR Surgical

      STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR's products are used by ophthalmic surgeons and include the revolutionary VISIAN ICL(TM) as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR's ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 35,000 eyes worldwide. It is currently under review by the FDA for use in the United States.

      Safe Harbor

      All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the results of our response to FDA warning letters, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company's reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT: investors, Douglas Sherk, +1-415-896-6820, or Jennifer Beugelmans, +1-415-896-6820, or media, Sheryl Seapy, 415-272-3323, all of EVC Group, for STAAR Surgical Company.

     STAAR Surgical Company
     Condensed Consolidated Statements of Income
     (In 000's except for per share data)

                                                      Three Months Ended
                                                   April 2,         April 4,
                                                    2004              2003

      Sales                                        $13,569           $12,779
      Royalties                                          0                47
         Total revenues                             13,569            12,826

         Total cost of goods sold                    6,252             5,847

    Gross profit                                     7,317             6,979

      General and administrative                     2,069             2,287
      Marketing and selling                          4,936             4,161
      Research and development                       1,285             1,176
      Other charges                                      0                 0

         Total selling, general and
          administrative expenses:                   8,290             7,624

    Operating loss                                    (973)             (645)

    Total other income (expense)                       190                34

    Loss before income taxes                          (783)             (611)

    Income tax provision                               485               329

    Minority interest                                   31                18

    Net loss                                       ($1,299)            ($958)

    Net loss per share                              ($0.07)           ($0.06)

    Weighted average shares outstanding             18,407            16,962

     STAAR Surgical Company
     Condensed Consolidated Balance Sheet
     (in 000's)

                                                   April 2,         January 2,
                                                     2004              2004
                                                                      Audited

    Cash and cash equivalents                       $5,461            $7,286
    Restricted cash                                     --                --
    Accounts receivable, net                         5,946             5,518
    Inventories, net                                12,923            12,802
    Prepaids, deposits, and other current assets     2,015             2,001
    Deferred income tax                                 --                --
       Total current assets                         26,345            27,607
    Investment in joint venture                        379               397
    Property, plant, and equipment, net              6,563             6,638
    Patents and licenses, net                        5,855             6,059
    Goodwill, net                                    6,427             6,427
    Deferred income tax                                 --                --
    Other assets                                        78                91
       Total assets                                $45,647           $47,219

    Notes payable                                   $2,981            $2,950
    Accounts payable                                 4,090             4,739
    Other current liabilities                        4,446             4,035
       Total current liabilities                    11,517            11,724
    Other-long term liabilities                         64                72
       Total liabilities                            11,581            11,796
    Minority interest                                  239               204
       Stockholders' equity - net                   33,827            35,219
       Total liabilities and equity                $45,647           $47,219

SOURCE  STAAR Surgical Company
    -0-                             04/29/2004
    /CONTACT: investors, Douglas Sherk, +1-415-896-6820, or Jennifer Beugelmans, +1-415-896-6820, or media, Sheryl Seapy, 415-272-3323, all of EVC Group, for STAAR Surgical Company/
    /Web site:  http://www.staar.com /
    (STAA)